UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: November 21, 2013

(Date of earliest event reported)

PENSECO FINANCIAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	000-23777	23-2939222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Washington Avenue, Scranton, Pennsylvania 18503-1848

(Address of principal executive offices) (Zip Code)

(570) 346-7741

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 21, 2013, Penseco Financial Services Corporation (the “Company”) held a Special Meeting of Shareholders (the “Special Meeting”). At the Special Meeting, the shareholders of the Company voted upon:

1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 28, 2013, as amended (the “Merger Agreement”), by and between the Company and Peoples Financial Services Corp. (“Peoples”), which provides, among other things, for the merger of the Company with and into Peoples (the “Merger”), and the conversion of each share of Company common stock immediately outstanding prior to the Merger into 1.3636 shares of Peoples’ common stock, all as described in the Merger Agreement; and

2. A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers that is based on, or related to, the Merger.

In addition to these proposals, the Company’s shareholders were asked to consider a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to approve and adopt the Merger Agreement. There were sufficient votes at the time of the Special Meeting to approve the Merger Agreement proposal, and as a result, no action was taken with respect to the adjournment proposal.

As to the proposal to approve and adopt the Merger Agreement, the number of votes cast for and against, as well as the number of abstentions and broker non-votes, are as follows:

For	Against	Abstentions	Broker Non-Votes
2,697,139	271,276	1,856	0

As to the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers that is based on, or related to, the Merger, the number of votes cast for and against, as well as the number of abstentions and broker non-votes, are as follows:

For	Against	Abstentions	Broker Non-Votes
2,560,912	364,444	44,915	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSECO FINANCIAL SERVICES CORPORATION

Date: November 26, 2013	By:	/s/ Craig W. Best
	Name:	Craig W. Best
	Title:	President and CEO